Exhibit 3.14

CERTIFICATE OF FORMATION

OF

EATON AEROSPACE LLC

1.	The name of the limited liability company is Eaton Aerospace LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned Authorized Person has executed this Certificate of Formation on this 18th day of May, 2000.

By:	/s/ Jeremy L. Trahan

Print Name: Jeremy L. Trahan
Title: Authorized Person